EXHIBIT 4.4

SUBORDINATION AGREEMENT

This SUBORDINATION AGREEMENT ("Agreement") is entered into as of the 9th day of January, 2007, by Platinum Research Organization, Inc., a Nevada corporation ("Creditor"), with a mailing address of Suite 421 - 1917 West 4th Avenue, Vancouver BC, Canada V6J 1M7, to and in favor of Seattle City Employees' Retirement System, a single-employer defined-benefit public employee retirement system ("SCERS") with a mailing address of 801 Third Avenue, Seattle, WA 98104, and consented and agreed to by Platinum Research Organization LP, a Texas limited partnership ("Borrower") with an address of 2828 Routh Street, Suite 500, Dallas Texas 75201 and Platinum Intellectual Property L.P., a Texas limited partnership and a wholly-owned subsidiary of Borrower ("PIP"), with a mailing address of 2828 Routh Street, Suite 500, Dallas Texas 75201.

RECITALS

      A. Borrower is directly or indirectly obligated, or may become directly or indirectly obligated, to Creditor pursuant to that certain Bridge Loan Agreement, dated January__, 2007 in the original principal amount of $1,000,000 from Borrower in favor of Creditor. The foregoing, including without limitation, all amendments, modifications and replacements thereto, the "Creditor Obligations".

      B. Pursuant to the Creditor Obligations, each of Borrower and PIP has granted, or may grant or may cause others to grant certain liens and security interests to Creditor, for the purpose of securing Borrower's payment and performance of the Creditor Obligations.

      C. PIP is obligated to SCERS pursuant to one or more notes, loan agreements, deeds of trust, security agreements, assignments, guaranty agreements, letters of credit and/or other obligations (all of such obligations of whatever form or nature of PIP to SCERS, including, without limitation, all amendments, modifications and replacements thereto, the "SCERS Obligations").

      D. The SCERS Obligations are secured by one or more documents, instruments and agreements from PIP, Borrower or other persons to SCERS (the SCERS Obligations and such other documents, instruments and agreements, as the same may from time to time be amended, modified, consolidated, renewed, extended, substituted or replaced, being collectively referred to herein as the "Loan Documents"; and the real and personal property now or hereafter pledged as collateral, or in which a lien or interest is or has been granted, to secure PIP and Borrower's payment and performance obligations under the SCERS Obligations being collectively referred to herein as the "Collateral").

      E. SCERS is not willing to enter into or continue the SCERS Obligations, nor advance any sums under any of the SCERS Obligations, nor consent to Borrower's entrance into the Creditor Obligations, unless Creditor executes this Agreement.

      NOW, THEREFORE, for and in consideration of the foregoing, of the mutual promises herein contained, and for other good and valuable consideration, the receipt and independent sufficiency of which are hereby acknowledged by all parties hereto, the parties agree as follows:

      1. Subordination of Creditor Obligations. The Creditor Obligations and the lien and security interest evidenced and created by the Creditor Obligations in and to the Collateral shall be and are subject and subordinate to the SCERS Obligations and the SCERS Obligations and the lien and security interest evidenced and created by the SCERS Obligations in and to the Collateral shall be and are superior to and have priority over the Creditor Obligations and the lien and security interest evidenced and created by the Creditor Obligations in and to the Collateral. SCERS hereby consents to Borrower's entrance into the Creditor Obligations, provided that the same remain subject and subordinate to the SCERS Obligations pursuant to this Agreement.

      2. Standstill Rights. Without the prior written consent of SCERS, Creditor shall have no right to (a) ask for, demand, sue for, accelerate take or receive from Borrower, by set-off or in any other manner, the whole, or any part, of any monies owing under the Creditor Obligations, (b) obtain any collateral security for the Creditor Obligations not otherwise described in or allowed under the Creditor Obligations, or (c) extend, modify or renew Borrower's obligations under the Creditor Obligations, unless and until the SCERS Obligations and all other obligations contained in the Loan Documents shall have been fully paid, satisfied and performed and no liability remains thereunder. Further, during any "Enforcement Period", Creditor shall not take, pursue or continue any action with respect to the Collateral, release any surety or security for the Creditor Obligations, or exercise any other right or seek any other remedy under the Creditor Obligations (including the pursuit of judicial or non-judicial foreclosure, transfer or sale, the seeking of an appointment of a receiver, or the taking of possession of all or any portion of the assets of Borrower). As used herein, an "Enforcement Period" shall be that period commencing on the date that SCERS notifies Creditor in writing of a default by PIP or Borrower in the repayment of or performance of the SCERS Obligations (the "Notice") and ending on the earlier of (x) one hundred eighty (180) days from the date of such Notice or (y) the complete cure of the default specified in the Notice by Borrower or the waiver of the same, in writing, by SCERS. Notwithstanding the foregoing, Creditor shall not be precluded from filing proofs of claim, taking steps reasonably necessary to preclude the running of statutes of limitations or continuing previously-perfected security interest(s) in any of the Collateral.

      3. Disposition of Payment, Proceeds and Collateral. Should any payment be received by Creditor during any Enforcement Period, Creditor agrees forthwith to deliver the same to SCERS in the form received (except for the endorsement or assignment of Creditor where SCERS, in its sole discretion, deems such endorsement or assignment to be necessary), for application against the SCERS Obligations, and until so delivered, the same shall be held in trust by Creditor as property of SCERS. In the event of the failure of Creditor to make any such endorsement or assignment, after written demand to Creditor therefor, SCERS, or any of its officers or employees on behalf of SCERS, are hereby irrevocably authorized to make the same.

      4. Representations and Warranties. Creditor represents, warrants and covenants that:

                (a) Creditor Obligations. (i) true, correct and complete copies of the Creditor Obligations are attached hereto as Exhibit A; (ii) the terms set forth in the Creditor Obligations have not been modified, amended or changed in any manner; (iii) Creditor's rights to repayment of the Creditor Obligations are as set forth in the Creditor Obligations; (iv) Creditor is aware of no default or event, which with only the passing of time or giving of notice (or both), would become a default, under any of the Creditor Obligations; (v) Creditor is the true and lawful owner of and beneficiary of the Creditor Obligations; and (vi) neither the Creditor Obligations, nor any of Creditor's individual or collective rights or interests in or to the Creditor Obligations have been assigned, sold, transferred, pledged, or otherwise conveyed in whole or in part.

                (b) Notices. Creditor agrees to provide SCERS prior written notice of the exercise of any right or remedy available to Creditor as a result of a default under the Creditor Obligations, or of any claim against or receipt of any of the Collateral by Creditor or any party on Creditor's behalf. Borrower agrees to provide SCERS written notice of the occurrence of any default or event of default under the Creditor Obligations as and when provided to Borrower.

               (c) Further Subordination or Pledge. Creditor agrees not to subordinate, grant a security interest or lien on, assign, or transfer all or any part of the Creditor Obligations to any other person without first providing SCERS with prior written notice thereof, provided that any such assignee shall execute and deliver an assumption of this Agreement as a condition to any such assignment or transfer.

               (d) Casualty/Condemnation. In the event any of the Collateral is or becomes subject to any casualty or condemnation event or action, Creditor shall allow SCERS the exclusive right to adjust, compromise or settle any such loss and to apply any and all proceeds resulting therefrom, as SCERS may determine, against the SCERS Obligations or against the repair or replacement of the Collateral.

               (e) Amendment, Release, etc. Creditor consents and agrees that SCERS may at any time, or from time to time, in its sole discretion: (i) renew, extend or otherwise change the time of payment and/or the manner, place or terms of payment of any or all of the SCERS Obligations or otherwise modify the SCERS Obligations; (ii) grant indulgences generally from time to time to PIP and/or Borrower or any third party liable for the SCERS Obligations; (iii) exchange, release or surrender all or any of the collateral security for, or take or include additional property of Borrower as collateral security for, the SCERS Obligations or any liabilities or obligations of PIP and/or Borrower; (iv) sell or otherwise dispose of and/or purchase all or any of such collateral at public or private sale, or to or through any securities intermediary, and after deducting all costs and expenses of every kind for collection, preparation for sale, sale or delivery, the net proceeds of any such sale or other disposition may be applied by SCERS upon all or any of the SCERS Obligations; and (v) settle or compromise with PIP and/or Borrower, any insurance carrier or any other person liable thereon, any and all of the SCERS Obligations, or subordinate the payment of all or any part of same, to the payment of any other debts or claims, which may at any time be due or owing to SCERS or any other person, all in such manner and upon such terms as SCERS may deem proper or desirable, and without notice to or further consent from Creditor -- it being agreed that Creditor shall be and remain bound by this Agreement, irrespective of the existence, value or condition of any collateral, or the impairment of any collateral (to include, without limitation, due to any failure to perfect a security interest in collateral), or the unenforceability of any of the SCERS Obligations or the discharge or release of PIP and/or Borrower from liability for any of the SCERS Obligations and notwithstanding any such change, exchange, settlement, compromise, surrender, release, sale or other disposition, application, renewal or extension. Creditor hereby agrees to take any and all actions and to timely execute, deliver, file and/or record any and all additional agreements, documents or instruments as may be necessary or reasonably requested, from time to time, by SCERS, to further evidence the agreements herein contained, and if SCERS should request Creditor to execute, deliver, file or record any agreement, document or instrument or to consent to any of the matters contained herein, such request and/or consent by Creditor shall not constitute a waiver by SCERS of the provisions of this Agreement nor create a "course of conduct" between the parties.

               (f) Waiver. Creditor hereby waives all notice of acceptance of this Agreement or the provisions hereof by SCERS and all other notices not specifically required pursuant to this Agreement. Creditor hereby waives any and all rights to compel SCERS to marshal any assets of the Borrower. Creditor hereby acknowledges and agrees that (i) SCERS has made no representations as to the due execution, legality, validity, completeness or enforceability of SCERS Obligations or any of the Loan Documents; (ii) SCERS has made no representation or warranty as to the collectibility of the SCERS Obligations or the sufficiency of the Collateral for the SCERS Obligations and Creditor Obligations; and (iii) SCERS has no present, nor any future, duty or obligation to Creditor to disclose any financial information, analyses, reports, results of any due diligence investigations, or statements or information contained in any applications, documents, certificates or agreements provided SCERS at any time by Borrower or on their behalf. Creditor has been and will hereafter be afforded the opportunity to review the financial condition of Borrower and the sufficiency of the collateral for the Creditor Obligations, and Creditor does hereby waive and forever release any and all claims which it, or any party acting through it, may have against SCERS for taking or failing to take any action, disclosing or failing to disclose any information or acting or failing to act in any way necessary or prudent to benefit Creditor, to enforce the Creditor Obligations or to protect any collateral or property, including the Collateral.

              (g) Authority. The person or persons executing this Agreement for Creditor are duly authorized to execute this Agreement, to bind Creditor and to agree to the provisions hereof. No party other than Creditor need execute this Agreement nor consent to the terms hereof in order for the same to be binding and enforceable by SCERS.

     5. No Rights in Third Parties; Reservation of Rights Against Others. All representations, warranties, covenants and agreements herein contained are solely for the benefit of SCERS and Creditor, and there are no other parties, specifically including PIP and Borrower, who are intended to benefit in any way from this Agreement. Neither PIP nor Borrower nor any third party shall have the right to use the terms, conditions and agreements contained in this Agreement to waive, limit, modify or alter in any manner the rights, security interests and/or liens each of SCERS and Creditor has or may have against PIP or Borrower or any of such parties, their property or assets. This Agreement shall not be construed to impose any obligation on SCERS or Creditor to extend or continue to extend credit to, perform on behalf of, or otherwise deal with, PIP or Borrower at any time or in any manner.

     6. Bankruptcy. This Agreement shall remain in full force and effect notwithstanding the filing of a voluntary or involuntary petition for relief, or taking any similar action, by or against Borrower under any applicable Bankruptcy, creditor's rights or insolvency laws.

     7. Notices. All notices or demands by any party relating to this Agreement shall be in writing and shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested to PIP and Borrower or to SCERS or to Creditor, as the case may be, at their respective addresses as set forth on the first page of this Agreement. Notices shall be deemed received when actually received or refused, when delivered, if by personal delivery, the next Business Day, if by overnight mail, and three (3) days following deposit with the U.S. Postal Service, if by certified mail. The parties may change the address at which they are to receive notices hereunder by notice in writing in the foregoing manner given to the other.

     8. Amendments. This Agreement shall not be amended or modified except by a written instrument signed by all parties hereto.

     9. Governing Law; "Business Days"; Time. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to conflict of law provisions. As used herein, a "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which banks in the State of Washington are authorized or required to close. Time is of the essence with respect to the performance of all obligations of the parties hereunder.

     10. Assignment. The terms hereof shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto. It is expressly recognized and agreed that Creditor and/or SCERS may assign some or all of its respective rights under the Creditor Obligations and SCERS Obligations to other persons, firms or legal entities, but no such assignment shall limit, modify or waive the rights and obligations of, nor release, the parties under this Agreement, and all proposed assignees shall execute and deliver an assumption of this Agreement as a condition to any such assignment. Notwithstanding the foregoing, should SCERS sell the SCERS Obligations to a third party for value,

SCERS shall be released from any further liability hereunder if and at such time as such third party assumes in writing the rights and obligations of SCERS under this Agreement.

     11. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument, and in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     12. PIP and Borrower's Joinder. PIP and Borrower hereby joins in the execution of this Agreement to consent to, acknowledge and agree to be bound by, its terms, and to agree to the rights and remedies of SCERS herein created.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

In witness whereof, the parties have caused this agreement to be executed with authority duly obtained, as of the date first written above.
CREDITOR: PLATINUM RESOURCES ORGANIZATION, INC. /s/ Cecelia Pineda By: _____________________________ Print Name: __Cecelia Pineda_________ Title: President and Chief Executive Officer

BORROWER: PLATINUM RESOURCES ORGANIZATION L.P. John T. (Cork) Jaeger, Jr. By: _____________________________ Print Name:_John T. (Cork) Jaeger, Jr Title: President and Chief Executive Officer

PLATINUM INTELLECTUAL PROPERTY, L.P. /s/ John T. (Cork) Jaeger, Jr. By: _____________________________ Print Name:_John T. (Cork) Jaeger, Jr Title: President and Chief Executive Officer

SEATTLE CITY EMPLOYEES' RETIREMENT SYSTEM /s/ Mel Robertson By: _________________________ Print Name: Mel Robertson Title: Chief Investment Officer

EXHIBIT A

Creditor Obligations

(Attached)